 FIELDPOINT PETROLEUM REPORTS

RESULTS FOR FISCAL YEAR 2013

AUSTIN, TX – March 27, 2014 – FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced financial results for the fiscal year ended December 31, 2013.

Roger Bryant, Executive Chairman for FieldPoint, stated, “2013 was a transitional year for us in many ways. After tragically losing our President and CEO midway through the year, we were fortunate to have Phillip Roberson join the Company in a leadership role and, in December 2013, assume the title of President and CFO. We were able to complete the year with a nice profit, launch the largest drilling program in the company’s history, and also extend our line of credit with CitiBank through October, 2016.”

2013 Financial Highlights Compared to 2012

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Revenues increased to $10,541,231 from $10,402,889;

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Net Income decreased to $1,278,997 from $2,112,263; and

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Earnings per share decreased, basic to $0.16 from $0.26  and fully diluted to $0.15 from $0.25

Phillip Roberson, President and CFO, said, “Overall we were pleased with the Company’s performance, however, due to a year over year increase in expenses, some of which were non-cash, and a lack of gains in 2013 compared to gains in 2012 from a property sale and a commodity gain, our earnings fell short compared to 2012. We believe that we are now positioned for a very strong performance in 2014 as we execute on the Ranger exploration project and evaluate our legacy properties for new drilling and workover opportunities to expand our production.”

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746